EXHIBIT 16

November 18, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

                             Pudgie's Chicken, Inc.

We have read the first paragraph of Item 5 of Pudgie's Chicken, Inc.'s quarterly report on Form 10-QSB for the quarterly period ended September 30, 1996 and are in agreement with the statements contained therein.

Yours very truly,

/s/  Price Waterhouse LLP